UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2013

___________________

Lyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-82154	01-0579490
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

6401 Hollis St., Suite 125
Emeryville, CA		94608
(Address of principal		(Zip code)
executive offices)

Registrant's telephone number, including area code: (800) 768-2929

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Loan and Security Agreement

     On May 6, 2013 Lyris, Inc. (“Company”) and its wholly owned subsidiaries, Lyris Technologies, Inc. and Commodore Resources (Nevada), Inc. (each a “Borrower” and collectively, the “Borrowers”), entered into a Loan and Security Agreement (“Agreement”) with Silicon Valley Bank (“Bank”). The Agreement provides the Company with a revolving line of credit (“Revolving Line”) of up to $5,000,000. The amount available under the Revolving Line is limited by a borrowing base formula based on the Borrower’s recurring revenue and customer retention rate. The Revolving Line matures on May 6, 2015.

     Advances under the Revolving Line will accrue interest at a per annum floating rate equal to the greater of 6.25% or the Bank’s prime rate plus 3%. Interest is due monthly, and all unpaid principal and accrued but unpaid interest is due upon maturity.

     The Agreement contains typical negative covenants for a credit facility of this size and type, including covenants that prevent or restrict the Company’s and its subsidiaries’ ability to take certain actions, including, without limitation, changing their principal executive offices, entering into mergers and acquisitions, disposing of property or other assets, and incurring additional indebtedness. Under the Agreement, the Company is also required to comply with financial covenants to maintain a liquidity ratio of not less than 1.25 to 1.00, and to maintain a minimum EBITDA (maximum loss) for the trailing three month period according to the following schedule:

Minimum EBITDA
Period Ending	(maximum loss)
June 30, 2013, July 31, 2013 and	($400,000)
August 31, 2013
September 30, 2013, October 31, 2013	($350,000)
and November 30, 2013
December 31, 2013, January 31, 2014	($150,000)
and February 28, 2014
March 31, 2014, April 30, 2014 and	($400,000)
May 31, 2014
June 30, 2014, July 31, 2014 and	($350,000)
August 31, 2014
September 30, 2014, October 31, 2014	($200,000)
and November 30, 2014
December 31, 2014, January 31, 2015	($75,000)
and February 28, 2015

     Payment and performance of the Borrowers’ obligations with respect to the Revolving Line is secured by a security interest in substantially all of the assets of the Borrowers, including their intellectual property.

     The Agreement contains typical default provisions for a credit facility of this size and type, that include, among others, defaults in the event of non-payment or non-performance of covenants, material adverse change in the Borrowers, attachment of the Borrowers’ assets or entry of an injunction against doing business, occurrence of certain bankruptcy and insolvency events, cross-defaults to certain other material indebtedness, entry of material judgment and inaccuracy of representations and warranties. The occurrence of an event of default could result in, among other things, acceleration of all obligations under the Revolving Line, the Bank ceasing to advance money or extending credit under the Revolving Line, and a right by the Bank to exercise all remedies available to it under the Agreement, including the disposition of any or all collateral.

     On May 6, 2013, in connection with entering into the Agreement, the Company paid all amounts outstanding and owed under its Amended and Restated Loan and Security Agreement with Comerica Bank, which terminated on April 30, 2013 according to its terms.

     The foregoing is qualified by reference to the Agreement, a copy of which is included as Exhibits 99.1, to this report and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a) On May 6, 2013, the Company incurred an aggregate principal amount of approximately $718,936 of indebtedness for a revolving loan under the Agreement. Such indebtedness was used to prepay all amounts outstanding and owed to Comerica under the Amended and Restated Loan and Security Agreement as of that date. The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

99.1	Loan and Security Agreement by and among Silicon Valley Bank, Lyris, Inc., Lyris Technologies, Inc and Commodore Resources (Nevada), Inc., dated as of May 6, 2013.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lyris, Inc.

By:	/s/ Roy Camblin
Name:	Roy Camblin
Title:	Chief Executive Officer

Date: May 8, 2013